AGREEMENT

     THIS AGREEMENT is made this 14th day of June 1999, by and between Donald
H. Ayers ("Ayers") and e-MedSoft.com, a Nevada corporation ("e-Med").

     WHEREAS, Ayers loaned a total of $750,000 to e-Med during March 1999 pursuant to a promissory note and the parties have agreed that Ayers will accept warrants to purchase e-Med's common stock as full payment for the promissory note and accrued interest.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein;

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. e-Med agrees to issue to Ayers a five year warrant to purchase 150,000 shares of e-Med's common stock at a price of $.01 per share, and the warrant will be substantially in the form of the warrant attached hereto as Exhibit A, which is incorporated by reference herein.

     2. Ayers agrees to accept the warrant referred to in Paragraph 1 above as full payment of all of e-Med's obligations pursuant to the promissory note executed by e-Med during March 1999 payable to Ayers in the principal amount of $750,000. Ayers will continue to own the 1,000,000 shares of e-Med common stock and the 250,000 warrants he was issued in connection with the above transaction and he will waive the remaining balance of his acquisition fee.

     3. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this agreement.

     AGREED TO AND ACCEPTED on the 14th day of June 1999.

                                    e-MedSoft.com


/s/ Donald H. Ayers                 By:/s/ John F. Andrews
Donald H. Ayers                        John F. Andrews, President